United States securities and exchange commission logo





                      August 14, 2023

       John Fei Zeng
       Chief Financial Officer
       UP Fintech Holding Ltd.
       18/F, Grandyvic Building, No. 1 Building,
       No. 16 Taiyanggong Middle Road
       Chaoyang District, Beijing, 100020
       People's Republic of China

                                                        Re: UP Fintech Holding
Ltd.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-38833

       Dear John Fei Zeng:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Sara von Althann, Esq.